Exhibit 99.1
FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact: Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
CKX Declares December 31st Record Date
for Dividend of
FX Real Estate and Entertainment Shares
New York – December 21, 2007 – CKX, Inc. (NASDAQ: CKXE), announced today that it had set the record date for the distribution of shares of FX Real Estate and Entertainment Inc. stock to the CKX stockholders as December 31, 2007. Stockholders of CKX will receive, on the date the distribution is made, two shares of common stock of FX Real Estate and Entertainment for every ten shares of common or preferred stock of CKX that they own as of December 31st.
FX Real Estate and Entertainment has filed a registration statement with the Securities and Exchange Commission to register the shares to be distributed. The distribution will take place as soon as is commercially practicable after the date on which the registration statement is declared effective by the SEC.
The distribution of shares in FX Real Estate and Entertainment is intended to give CKX stockholders an interest in FXRE’s location-based exploitation of CKX’s Elvis Presley and Muhammad Ali assets pursuant to the terms of FXRE’s license agreements with CKX and its subsidiaries.
For more detailed information please see our Current Report on Form 8-K, which was filed today and may be obtained at the Company’s website at www.ckx.com as well as at the SEC’s web site at www.sec.gov.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007, CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Robert F.X.Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X at a maximum price of $13.75 per share in cash. In addition and as a condition to the merger, the Company has previously announced its plan to distribute to its stockholders two shares of common stock of FX Real Estate and Entertainment Inc. for every ten shares of common or preferred stock of CKX held on the record date for such distribution. For more information about FX Real Estate and Entertainment Inc. and the planned distribution, please see FX Real Estate and Entertainment’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on August 24, 2007, and as amended on October 9, 2007, November 13, 2007, and November 30, 2007. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
About FX Real Estate and Entertainment
FX Real Estate and Entertainment owns 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, known as the Park Central Property. FXRE intends to pursue a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central Property. FXRE recently entered into license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc., and Muhammad Ali Enterprises LLC, an 80%- owned subsidiary of CKX, which allows it to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of its real estate and other entertainment attraction based projects. FXRE currently anticipates that the development of the Park Central Property will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants FXRE the right to develop, and it currently intends to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.
In addition to its interest in the Park Central Property, its plans with respect to a Graceland-based hotel, and its intention to pursue additional real estate and entertainment based developments using the Elvis Presley and Muhammad Ali intellectual property, FXRE, through direct and indirect wholly owned subsidiaries, own 1,410,363 shares of common stock of Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
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